Exhibit 10.3

TERMINALING AND TRANSPORTATION SERVICES AGREEMENT

This Terminaling and Transportation Services Agreement (“Agreement”) entered into this 27th day of May, 2005 (“Effective Date”) is made by and between TransMontaigne Partners L.P. on behalf of itself and its Affiliates (“Owner”), and TransMontaigne Product Services Inc. and Coastal Fuels Marketing, Inc., (“Customer”), sometimes referred to individually as “Party” and collectively as “Parties”.  In consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

Section 1.              Definitions.           In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party; (ii) is directly or indirectly controlled by such Party; or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party.  For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of issued shares or voting power or control in fact of the entity or Person or otherwise.

“Applicable Law” means, with respect to any Governmental Authority, (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any other Governmental Authority and (iii) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

“Arrival Notice” has the meaning assigned to such term in Section 4.2.

“Barrel” means 42 U.S. Gallons.

“Business Day” means each calendar day, excluding Saturdays, Sundays, or other holidays observed by Owner.

“Commencement Date” means May 27, 2005 the date of the closing of Owner’s initial public offering of common units.

“Contract Quarter” means a three month period that commences January 1, April 1, July 1, or October 1, and ends March 31, June 30, September 30, or December 31 respectively.

“Contract Year” means a period of 365 consecutive days commencing on January 1, 2006 and each successive period of 365 consecutive days during the Term of this Agreement with the exception of any Contract Year in which February has 29 days when the period will be 366 days, except the initial Contract Year which shall begin on the Commencement Date, and end December 31, 2005.

“FERC” means the United States Federal Energy Regulatory Commission.

“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, docks, loading and unloading facilities or the Terminal or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of or other interference or restrictions imposed by governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statue, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization, or, (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe,  electric power shortages, breakdown or injury of vessels or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome, and which continue for a period of thirty (30) consecutive days.  Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Indemnified Party” has the meaning assigned to such term in Section 18.1.

“Indemnifying Party” has the meaning assigned to such term in Section 18.1.

“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Products received or delivered.

“Interest Rate” means the one-month LIBOR rate.

“Liabilities” means any losses, charges, damages, deficiencies, assessments, interests, penalties, costs and expenses of any kind related to or that arise out of this Agreement (including reasonable attorneys’ fees, other fees, court costs and other disbursements), including any Liabilities that directly or indirectly arise out of or are related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any third party or Governmental Authority related to or that arise out of this Agreement.

“Minimum Revenue Commitment” has the meaning set out in Section 3.4.

“Month” means a calendar month.

“Product” has the meaning described in Attachments “A” and “B”.

“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of the Owner to use reasonable industry procedures in the handling, testing or storage of Product.  Product Loss is not the result of loss of or damage to Product (i) associated with Product flushing to eliminate residual particles or other contaminants from pipelines, Tanks, valves or pumps, (ii) associated with circumstances involving Force Majeure, (iii) caused by the act or omission of Customer, (iv) due to normal Product evaporation, shrinkage, line loss, clingage, or tolerance of Product measurement inaccuracies in compliance with federal or state law, or, in the absence of either, industry standards, and shall only be considered if in excess of 0.10% of Product receipts which 0.10% of Product receipts is referred to as “Product Loss Tolerance”, calculated on a terminal by terminal basis, or (v) regrades of Product resulting from commingling of Product in pipelines.

“Tank” has the meaning described in Attachment “A”.

“Term” has the meaning indicated in Attachment “A”.

“Terminal” has the meaning of an applicable Terminal or Terminals described in Attachment “A”.

“Third Party” means any entity other than Owner, Customer or their Affiliates.

“Third Party Claim” has the meaning assigned to such term in Section 18.3.

“Throughput” shall be all Product delivered from a Terminal or Terminals.

“Vessel” means an ocean-going tanker, barge or inland barge.

Section 2.              Service, Statements, Invoices, Documents and Records.

2.1           Owner will provide services related to the receipt, storage, throughput, heating, additive and other injection, blending and delivery of Customer’s Product to and from Customer or on behalf of Customer into and out of the Tanks at the Terminal and transportation of Customer’s Product, and provide the facilities reasonably necessary to perform such services and provide such additional services as may be provided under this Agreement and its attachments, for the fees, rates and charges contained in this Agreement.  Those services will be performed in a manner consistent with Owner’s current practices at the Terminal and in compliance with Applicable Law.

2.2           As requested by Customer, Owner will transmit to Customer a statement of receipts, deliveries and ending inventory, copies of individual Tank gauging documents, pipeline meter tickets, tank truck loading rack bills of lading, scale tickets, and railroad tank car gauging documents, if any are applicable.  These documents will be transmitted to Customer at the number or other address indicated in Attachment “A”.

2.3           Within 15 days following the end of each Month during the Term of this Agreement, Owner will submit to Customer, at the address indicated in Attachment “A,” statements recording the volume of Customer’s Product received into and delivered from the Terminal during the preceding Month, together with an invoice for amounts due for services provided during the preceding Month, as applicable and all as set forth on Attachment “A”.  In case of any conflict between the documents provided to Customer under Section 2.2 and the Monthly statements provided under this Section, the Monthly statements provided under this Section will prevail as to the volume of Product received and delivered by Owner, unless disputed by Customer.

2.4           Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two (2) years following termination or cancellation of this Agreement.  Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and for the aforesaid two (2) year period, inspect such records of the other Party during normal business hours at the other Party’s place of business.

Section 3.              Fees, Charges and Taxes.

3.1           Customer will pay Owner for services provided under this Agreement as indicated in Attachment “A”.

3.2           All fees and charges reflected in Owner’s invoices are due and payable within 15 Business Days of the receipt of Owner’s invoice.  Payment must be made by electronic wire transfer of same day available Federal funds to Owner’s account and bank, both as indicated on Owner’s invoice.  Invoices may be sent by electronic mail and telephone facsimile. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice.  Overdue amounts or disputed amounts that are resolved in favor of the Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full.  The defaulting Party will pay all of the other Party’s costs (including reasonable attorney’s fees and court costs) of collecting past due payments and late payment charges, whether or not suit is brought.

3.3           Customer will pay any and all taxes, fees or other charges and assessments, (including any charge or payment in lieu thereof), including inventory, sales taxes on Terminal services and Product ownership taxes, if any, on Customer’s Product and Customer’s property at the Terminal.  Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including any increases in taxes levied on Owner’s Terminal (including real property, personal property of Owner or both) as a result of Customer’s activities at the Terminal that Owner may be required to pay or collect under Applicable Law.

3.4           Subject to the terms herein, Owner will transport and throughput an amount of Customer’s Product in the aggregate that will produce revenue to the Owner in an amount at least equal to $5.0 million per Contract Quarter (the “Minimum Revenue Commitment”).  Any deficiency between the actual charges for services herein and the Minimum Revenue Commitment for a Contract Quarter shall be invoiced and paid in accordance with this Section.  Any such deficiency payment shall be credited against any payments owed by Customer in any of the next succeeding four (4) Calendar Quarters in excess of the respective Minimum Revenue Commitment for such Calendar Quarter.  Should the initial

Calendar Quarter under this Agreement be less than a full calendar three month period, the Minimum Revenue Commitment for that Calendar Quarter shall be proportionately reduced to reflect the actual time period.

If Customer is unable for a period of time to transport or throughput the volumes of Product required to meet the Minimum Revenue Commitment as a result of Owner’s operational difficulties, prorationing or difficulties with pipeline connections, then upon written notice by Customer to Owner, the Minimum Revenue Commitment will be reduced proportionately for such period of time of the operational difficulties, prorationing or difficulties with pipeline connections.

3.5           Customer agrees not to challenge, protest or file a complaint, or cause, encourage or recommend to any Affiliate or any other person that it challenge, protest or file a complaint with respect to any rates, tariffs, rules, regulations in effect during the term of the Agreement, as the same may be amended from time to time provided that such tariffs, regulatory filings or rates do not conflict with the terms of the Agreement.

Section 4.              Operations, Receipts and Deliveries.

4.1           Customer’s Product will be delivered to the Terminal via the mode of transportation identified in Attachment “A” free of any charge to Owner.  Receipts and deliveries of Product will be handled within the normal business hours of the Terminal as set forth on Attachment “A”.  Owner may make temporary changes in business hours or temporarily close any Terminal because of an extraordinary event without Customer’s approval.  Owner will notify Customer of such temporary changes or closure in advance, or as soon after implementation as is practicable.  Vessels will be loaded and unloaded on first come, first served basis and Owner will not be responsible for the payment of any demurrage or costs incurred by Customer or its transportation carrier for any delay in receiving or delivering the Product or any other costs or fees in connection with marine receipts and deliveries.

4.2           Customer must arrange for and pay all third party costs related to the receipt or delivery of Customer’s Product to and from the Terminal. Owner is responsible only to receive or deliver, as the case may be, the Product at its Terminal.  Unless otherwise provided by Owner in writing, Customer must provide notice reasonably acceptable to Owner (in accordance with Section 13) and to the Terminal containing all necessary shipping instructions, including without limitation, the identity and quantity of the Product and the tentative arrival date(s) (the “Arrival Notice”).  If this Agreement involves marine receipts or deliveries of Product, Owner will advise Customer concerning the limitations of the Vessel that may be berthed, including its maximum size, draw, draft and length, the docks and associated positions to be used for each Product movement, as well as the minimum pumping rates or pressure, as applicable, or both.  Owner may change Vessel limitation, dock designation, and pumping rates and pressure criteria from time to time upon prior reasonable notice to Customer.  If Owner determines that a Vessel is unsuitable for shipment of Products, as Owner deems appropriate, Owner may refuse to load or unload such equipment and will advise the carrier and Customer of the situation immediately, and request further instructions from the Customer.  It is the responsibility of Customer to notify the appropriate authorities and agencies regarding Vessel arrivals.  If Customer requires any change in the shipping instructions, including, without limitation, the identity of the Product, Customer must provide notice (in accordance with Section 13) to the Owner and the Terminal (See Section 2, Terminal and Owner Address of Attachment “A”) before the arrival of the Product at the Terminal.  Upon receipt of Customer’s shipping instructions, Owner and the Terminal will immediately advise Customer of the Terminal’s availability.  If the Terminal will not be available to receive or deliver Customer’s Product on the communicated arrival date, Owner will advise as to the earliest time when Customer’s Product may be received or delivered at the Terminal.  Customer will ensure that confirmation of the arrival date(s) and time of the Product will be communicated to Owner and the Terminal by Customer’s carrier periodically, at intervals of at least 48, 24 and 12 hours in advance of the anticipated date and time of arrival of the Product.  Notwithstanding Section 13, such communication may be effected by telephone or facsimile.

4.3           If any of Customer’s Vessels (i) fails to vacate a dock upon completion of loading or discharge, (ii) fails to discharge or load a barge within twenty-four (24) hours or within thirty-six (36) hours for an ocean going barge or vessel, or (iii) fails to vacate in order to conduct repairs, then, after having been notified by Owner to vacate, Customer shall be responsible for the cost applicable to the berths along with any costs incurred by any Vessels which would otherwise be occupying such dock but for the failure of Customer’s Vessel to vacate, save and except any such costs arising due to delay caused by Owner.

4.4           Subject to the restrictions of Attachment “A” and the Product Loss Tolerance and Product Loss, Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by Owner at the Terminal for the account of Customer.  Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the Terminal.

4.5           Customer may use the Tanks only for storage of the Product and may use the Tanks for storage of other products only with prior written consent of Owner.  If a special method of storing or handling Product is required, then Customer must notify Owner in sufficient time to enable Owner to consider whether it will accept the proposed changes in the Product stored or the method of storing or handling the Product and to take the necessary preparatory measures if it agrees with such changes.  Failing such notice, Owner will not be liable for losses or damage incurred during the storage and handling of the Products, nor will Owner be obligated to provide such special storage and handling service.  It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Customer’s Product, will be for the account of Customer and Customer will be responsible for the expense of any necessary cleaning of the storage and handling equipment, including, without limitation, Tanks, pipelines, pumps, hoses, meters, and loading arms, unless otherwise explicitly stated in this Agreement.  All fixtures, equipment and appurtenances attached to the Tanks, pipelines and other facilities of the Terminal by either Party are and will remain the property of Owner.  No such items may be installed by Customer without the prior written consent of Owner.

4.6           Within 10 days following termination of this Agreement (subject to any lien that Owner may have on Product), Customer will remove and properly dispose of all Product, residue, scale, and any other accumulation from the Tank and pipelines and clean both Tank interior and pipelines then in use for light Products to a condition suitable for the storage of ultra low sulfur diesel fuel.  If the Tank and pipelines are then in heavy oil use, they shall be cleaned to a condition suitable for No. 6 fuel oil storage.  Customer shall reimburse Owner for all costs and expenses reasonably incurred by Owner in taking such action, plus a 15% handling fee, as well as the cost of storage and handling of the Product removed, if any, at a rate of $0.01 per Barrel per day in addition to any other fees due hereunder, which fees and rates will continue to be charged if Customer shall not have removed Customer’s Product from the Tanks within 10 days from the date of termination hereof.

4.7           If any Governmental Authority requires installation of any improvement, alteration or addition to any Tank or other equipment at the Terminal for purposes of compliance with Applicable Law that would require Owner to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement, Owner will notify Customer of (i) the cost of making any such improvement, alteration or addition, after Owner’s efforts to mitigate such costs, (ii) when such improvement, alteration or addition must be completed, and (iii) Customer’s share of such costs.  Owner will not be required to make any improvements, alterations or additions to the Terminal in such circumstance, unless Customer either agrees to pay its share of such costs in the manner provided below or agrees in good faith with Owner for a ratable surcharge to serve as a monthly fee increase.  If Customer elects, after negotiation with Owner in good faith, not to share in such costs and Owner chooses not to pay for such improvement, alteration or addition in lieu thereof, and if Owner does not direct the affected Product to mutually acceptable terminaling assets owned by Owner or its Affiliates, either Party may terminate or release the affected facilities or Tanks from this Agreement, with an equivalent reduction of the fees herein, including the Minimum Revenue Commitment, by giving the other Party notice of its intention no later than 30 days after Owner’s receipt of notice of Customer’s election not to share in such costs.  If Customer elects to pay its share of such costs, Owner shall likewise pay its share of such costs and proceed with the installation of the required improvement, alteration or addition.  Customer may elect to either pay such proportionate share of costs in one lump sum or pay its proportionate share of the costs on a prorated Monthly basis over the remaining Term of this Agreement.  In addition to installation costs, these costs will include engineering and interest expense (at a rate of 1% over the prime lending rate as reported in the Wall Street Journal on the date of completion of such installation) and subsequent reasonable expenses, if any, of operating or maintaining such installation.

4.8           In the case of segregated service provided by Owner, Customer will be responsible for providing all Tank bottoms and line fill, and in the case of commingled service, Customer will be responsible for providing its proportional share of Tank bottoms and line fill.

Section 5.              Product Quality Standards and Requirements.

5.1           Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt by the Terminal will conform to the specifications for such Product set forth in Attachment “B”, attached to this Agreement and included in it for all purposes by this reference, and will comply with industry standards and all Applicable Law.  Owner will not be obligated to receive Product into the Terminal that is contaminated or that otherwise fails to meet those specifications, nor will Owner be obligated to accept Product that fails to meet Product grade set forth in the Arrival Notice.  Owner may rely upon the specifications and representations of Customer set forth in the Arrival Notice as to Product quality.  Should Owner remove or dispose any water or other material in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal or disposal.

5.2           The quality of Product tendered into the Terminal for Customer’s account must be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets Owner’s minimum Product specifications set forth in Section 5.1 above.  Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Customer ,which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld.  All costs associated with such compliance program shall be borne by Customer.  Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

5.3           Unless Owner has provided segregated storage facilities for Products (see Attachment “A”), Owner may commingle fungible products received from or on behalf of Customer with those fungible products of other Third Parties using the Terminal.  At least twenty-four (24) hours prior to the time of each receipt from Customer, a certificate setting forth quality, grade and other specifications of the Product must be delivered to Owner.  Each Party may at all reasonable times make appropriate tests to determine whether Product stored or delivered meets those specifications.  Owner will be liable to Customer and any of Customer’s purchasers by reason of contamination of Product that fails to meet Customer’s specifications only to the extent such contamination involves a Product Loss.

Section 6.              Title and Custody of Product.

6.1           Title to Customer’s Product will remain with Customer at all times subject to any lien in favor of Owner created pursuant to the terms of this Agreement or under Applicable Law.  Owner will assume custody of the Product at the time such Product passes the flange connection between the Third Party transportation carrier and that of Owner’s receiving facilities.  For Vessel receipts at the Terminal, custody of Products shall pass to Owner upon receipt at the Terminal when the Products pass the last permanent flange connection between the Vessel’s discharge manifold and the receiving pipeline at the Terminal.  If Products are delivered to Customer by Vessel, custody shall pass to Customer at the point where Products pass the last permanent flange connection between the Terminal pipeline and the Vessel.  For pipeline receipts at the Terminal, custody of the Products shall pass to Owner at the time the Products pass the flange connection between the connecting pipeline and that of Owner’s receiving facilities.  If Products are delivered to Customer by pipeline, custody of the Products shall pass to Customer when the Products pass the flange connection between Owner’s delivery facilities and that of the connecting pipeline.  If Products are delivered to Customer by truck rack, custody of the Products shall pass to Customer when the Products pass the last permanent flange connection between the truck of Customer’s transportation carrier and Owner’s loading assembly.

6.2           Except for damages, losses, or injury caused by Owner’s gross negligence, Owner shall have no responsibility for any loss, damage or injury to persons or property (including the Products) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss.

Section 7.              Limitation of Liability and Damages.

7.1           Utilizing the prices set out in Section 8 of Attachment “A”, the maximum liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss or immediately prior to its contamination, plus the costs and expenses actually, reasonably and necessarily incurred by Customer or Customer’s immediate purchaser in damage to equipment, cleaning and repairing trucks, and facilities into which such Product was delivered at the Terminal, plus any fines and penalties actually levied against Customer or Customer’s immediate purchaser by reason of such fault on Owner’s part.  Owner may, in lieu of payment for Product, replace such Product with Product of like grade and quality.

7.2           EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT.  Each Party acknowledges its duty to mitigate damages hereunder.

Section 8.              Product Measurement.

8.1           Quantities of Product received into and delivered from the Terminal shall be determined as follows:  (i) for pipeline deliveries and receipts, volumes shall be determined by pipeline meters or shore tank gauges, where applicable, and (ii) for deliveries and receipts by Vessel or truck, volumes shall be measured by the following methods in order of priority: (x) proven API-approved meters, (y) static terminal tank gauges or scales, as applicable.  If tankage has movements in or out (active Tanks) during the measurement process, they shall be manually gauged and metered, if applicable and as necessary, and corrected in the reasonable judgment of Owner to reflect actual quantities received into and delivered from such active Tanks.  Absent fraud or manifest error, the quantities of Products in storage at any time will be determined from Terminal inventory records of receipts and deliveries.  Unless indicated otherwise, quantity determinations will be based on a Barrel of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of delivery.  All volumes shall be temperature corrected to 60°F in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designated D#1250. table 6(b)).  Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties; provided, that if Customer does not have representatives present for gauging, Owner’s gauging will be conclusive, absent fraud or manifest error.  Customer may use an Independent Inspector at its own expense.

8.2           Terminal meters and scales will be calibrated periodically and upon each completion of repair or replacement of a meter, at the meter or scale owner’s expense.  Such calibration shall be in accordance with the latest applicable API/ASTM standards.  If a meter or scale is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the Owner to promptly make repairs or replacements.  Product received or delivered through a facility having an inoperative or defective meter or scale will be measured based upon before and after static Tank gauges and any active Tanks measured in accordance with Section 8.1.  In such event, the Parties shall appoint a mutually acceptable Independent Inspector to gauge the applicable Tanks and the findings of the Independent Inspector shall be final and binding on the Parties, except for fraud or manifest error.  The Parties shall share equally the cost of the Independent Inspector under this Section 8.2.

Section 9.              Product Loss and Product Gain.

9.1           During such time as Owner has custody of the Product pursuant to Section 6, Owner will indemnify Customer against and is responsible for any Product Loss that occurs while the Product remains in storage based on measurements of each Product grade.  In the case of Product that has been delivered from the Terminal, Owner will be responsible for any Product Loss occurring while the Product was in storage and the Tank roofs were floating, provided Customer gives Owner notice of the claim within thirty (30) days after delivery of such Product from the Terminal.  In the event of the foregoing Product Losses, the total Barrels of net Product lost each month will be determined and will either be replaced by Owner or Owner will reimburse Customer the cost of such Product in accordance with Section 7.

9.2           Each Month, Owner will balance the Terminal in accordance with Section 8 to determine the net gain or loss by Product, excluding any Product Loss in the calculation.  Owner will deduct the Product Loss Tolerance from the Customer’s receipts into the Terminal and be obligated to redeliver to the Customer the net amount of Product.  Any such remaining net gains or losses shall belong to Owner and Owner shall sell such net gains or losses to Customer on the last day of each calendar Month, at the value determined in accordance with Section 7.

Section 10.            Force Majeure.

10.1         If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may seek to be excused from such performance by giving the other Party prompt written notice of the event of Force Majeure with reasonably full particulars thereof.  The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure.  The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the event of Force Majeure no longer affects its ability to perform under the Agreement.  If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, including the Minimum Revenue Commitment, not already due and payable will be excused or proportionately reduced, as appropriate, for so long as the Owner’s performance is excused due to the event of Force Majeure.

10.2         The requirement that any Force Majeure event be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

10.3         If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of one (1) year, then either Party may terminate this Agreement upon written notice to the other Party.

Section 11.            Inspection of and Access to Terminal.

11.1         Customer shall have the right during Owner’s normal business hours and after reasonable notice to Owner and the Terminal so as not to disrupt the Terminal’s or Owner’s operations (i) to make periodic operational inspections of the Terminal, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Products, and (iii) to conduct physical verifications of the amount of Products stored in the Terminal.  Customer’s right and that of its authorized representatives to enter the Terminal will be exercised by Customer in a way that will not interfere with or diminish Owner’s control over or its operation of the Terminal and will be subject to reasonable rules and regulations promulgated by Owner.  Customer acknowledges that under this Agreement none of Customer’s vehicles or vehicles acting on behalf of Customer will be granted access to the Terminal until the owner of such vehicles and its employees or agents have been properly qualified and such owner has executed a “Terminal Access Agreement” substantially in the form of Attachment “C”.  Customer acknowledges the terms of the Terminal Access Agreement.  If there is any conflict between the terms of this Agreement and those contained in the Terminal Access Agreement, the terms of this Agreement shall take precedence.

11.2         As soon as possible after the Commencement Date of this Agreement, Customer shall notify Owner of those third parties to whom Owner may deliver Products from the Terminal.  Customer must furnish 48 hours notice of any additions or deletions to its list of approved third parties.

11.3         Customer acknowledges that any grant of the right of access to the Terminal under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the Terminal or any part of it, and may be withdrawn by Owner at its discretion at any time.

Section 12.            Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Owner.  Customer covenants that it will not by operation of law or otherwise assign, hypothecate, pledge, encumber or mortgage this Agreement, or any part of or right or obligation under it, or permit the Tanks to be used by others without the prior written consent of Owner and Owner’s conflicts committee in each instance.  For purposes of this Section, “assign” will be considered to include any change in the majority ownership or control of Customer.  Any attempt by Customer to assign, hypothecate, encumber or mortgage this Agreement will be null and void.  The consent by Owner to any assignment, hypothecation, pledge, encumbrance, mortgage or use of this Agreement or the Tanks by others will not constitute a waiver of Owner’s right to withhold its consent to any other or further assignment, hypothecation, pledge, encumbrance, mortgage or use of the Agreement or Tanks by others.  The absolute and unconditional prohibitions contained in this Section and Customer’s agreement to them are material inducements to Owner to enter into this Agreement and any breach of them will constitute a material default under this Agreement permitting Owner to exercise all remedies provided for in this Agreement or by law.

Section 13.            Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment “A” or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision.

Section 14.            Compliance with Law and Safety.

14.1.        Customer warrants that the Products tendered by it have been produced, transported, and handled, and Owner warrants that the services provided by it under this Agreement are in full compliance with all Applicable Law.  Each Party also warrants that it may lawfully receive and handle such Products, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.

14.2.        Customer will furnish Owner with information (including Material Safety Data Sheets) concerning the safety and health aspects of Products stored under this Agreement.  Owner will communicate such information to all persons who may be exposed to or may handle such Products, including without limitation, Owner’s employees, agents and contractors.

Section 15.            Default, Waiver and Remedies.

15.1         The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)           failure of either Party to pay any interest or fees hereunder within fifteen (15) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise;

(b)           either Party fails to perform any obligation to the other Party or breaches any covenant made to the Party under this Agreement, which, if capable of being cured, is not cured to the satisfaction of the other Party (in its sole discretion) within five (5) Business Days from the date that such Party receives notice that corrective action is needed;

(c)           either Party becomes Bankrupt;

(d)           any material covenant, agreement or obligation of any Party contained in or evidenced by this Agreement shall cease to be enforceable in accordance with its terms;

(e)           either Party to this Agreement shall repudiate, deny or disaffirm its obligations under this Agreement;

(f)            this Agreement is cancelled, terminated, revoked or rescinded without the express prior consent of the other Party, or any Proceeding shall have been commenced by any person (other than either Party) seeking to cancel, revoke, rescind or disaffirm the obligations of any Party to this Agreement (unless such Party is contesting the Proceeding in good faith and such Proceeding is withdrawn or dismissed with prejudice within fifteen (15) days); or

(g)           any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any Party to this Agreement is illegal, invalid or unenforceable.

15.2         The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege.  Nothing in this Section 15.2 is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement, under Applicable Law or in equity.  The remedies provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity.  Acceptance by Owner of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances.  Notwithstanding any provision in this Agreement to the contrary, if Customer is not then in default, Customer shall be entitled to remove its Product from the Terminal at any time if Owner is in default under this Agreement.

15.3         Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, the non-defaulting Party may, by delivery of written notice to the defaulting Party, take any or all of the following actions, without prejudice to the rights of the non-defaulting Party to enforce its claims against the defaulting Party:  (a) withhold or suspend its performance under this Agreement without prior notice; (b) immediately terminate this Agreement; and (c) enforce any and all rights and interests created and existing under this Agreement or arising under Applicable Law, including, without limitation, all rights and remedies existing under any security documents and all rights of setoff.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

15.4         Notwithstanding anything hereinabove to the contrary, the sale or transfer by Owner of all or part of its Terminals and related assets to an Affiliate, whether by sale or by operation of law, shall not constitute an Event of Default.  Likewise, the sale or transfer by Owner of all or part of the Terminals and related assets, to a non-Affiliate shall not constitute an Event of Default unless (i) such sale or transfer would have a material adverse effect on the economics of the transactions contemplated under this Agreement, or (ii) such sale or transfer is made to a Third Party that Customer reasonably deems to be unacceptable based upon a review of such Third Party’s creditworthiness, financial capabilities, and ability to operate the Terminals.

15.5         Disposal of Product.  Upon termination of this Agreement, Customer shall sell and dispose of any of its remaining Product stored at a Terminal that is subject to this Agreement.

Section 16.            Insurance.

16.1         Insurance Required by Both Parties.  Throughout the Term, each Party and its agents shall, at such Party’s sole expense, carry and maintain in full force and effect insurance coverages, with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to the other Party, of the following types and amounts:

(a)           Workers Compensation coverage in compliance with the Applicable Law of the states having jurisdiction over each employee and employer’s liability coverage, and coverage under the Federal Longshoremen and Harbor Workers’ Act, the Jones Act, and the Federal Death on the High Seas Act for all marine and vessel matters, in a minimum amount of one million dollars ($1,000,000) per accident, one million dollars ($1,000,000) disease per employee and one million dollars ($1,000,000) disease policy limit.

(b)           Automobile liability coverage in a minimum amount of one million dollars ($1,000,000).

(c)           Comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes bodily injury, broad form property damage and contractual liability coverages.

(d)           If Customer’s employees will enter the Terminal or perform any activity near the Terminal for any reason under this Agreement, Employers liability with limits of $1 million (combined single limit) for each accident, including occupational disease coverage with a limit of $100,000 for each employee and a $1 million policy limit, including coverage under the Federal Longshoremen and Harbor Workers’ Act, the Jones Act, the Federal Death on the High Seas Act and general maritime remedies of seamen including transportation, wages, maintenance and cure whether the action is in rem or in personam.

16.2         Insurance Required by Owner.  In addition to the insurance required pursuant to Section 16.1, Owner shall provide comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes Product Loss for Product in Owner’s care, custody and control, and “sudden and accidental pollution” liability coverages (excluding events that result in acidic deposition).

16.3         To the extent Customer utilizes its own or contracted Vessels to deliver or receive Product, Customer shall maintain or cause to be maintained at its expense or at vessel owners’ expense the following insurance on the Vessels:  Hull and Machinery insurance, to the market value of the Vessels, and P&I insurance (including pollution liability but not tower’s liability covering cargo) including full mutual entry in an international or American Group P&I Club with IGA pooling, or alternatively, maritime liability coverage evidenced on the SP-23 form or its equivalent, including collision liability, tower’s liability except cargo, and liability for seepage, pollution, containment and cleanup, with extensions for marine contractual liability with a minimum liability limit of $500 million.  Pollution liability coverage should cover, if outside of a P&I Club entry, bodily injury, property damage, including cleanup costs and defense costs resulting from sudden and gradual pollution conditions of contaminates or pollutants into or upon the land, atmosphere, or any water course or body of water.  WQ15 should be utilized as necessary to comply with U.S. regulations, with limits of at least $10 million.  Customer shall have Owner named as an additional insured in said policies, with a full waiver of assignment and subrogation from underwriters.

16.4         Additional Insurance Requirements.

(a)           Each Party shall cause its insurance carriers to furnish to the other Party insurance certificates, in a form reasonably satisfactory to the other Party, evidencing the existence of the coverages required pursuant to Sections 16.1 and 16.2.  Such certificates shall specify that no insurance shall be canceled or materially changed during the Term unless prior written notice is given at least thirty (30) days’ prior to cancellation or prior to a material change becoming effective.  Renewal certificates shall be provided within thirty (30) days of expiration of the policy under which coverage is maintained.

(b)           The foregoing policies shall include an endorsement that the underwriters agree to waive all rights of subrogation to the extent of each Party’s obligations.  Further, each Party shall be named as an additional insured under the other Party’s policies, to the extent of the indemnities required under the Agreement.

(c)           The mere purchase and existence of insurance coverage shall not reduce or release either Party from any Liabilities incurred or assumed under this Agreement.

(d)           In the event of a Product Loss for which Owner must indemnify Customer under this Agreement, Owner’s insurance shall be the primary and exclusive coverage for such loss, notwithstanding the existence of other valid and collectible insurance.

Section 17.            Security and Credit.

17.1         If Customer should fail to pay such sums owed by it to Owner, Owner shall provide Customer with notice of default as provided in this Agreement and an opportunity to cure such default within a period of fifteen (15) days.  If Customer has not cured such default within such fifteen (15) day cure period, Owner may proceed in accordance with Applicable Law to recover its damages, including, without limitation, all costs, reasonable attorney fees, and expenses incurred by Owner in the recovery of fees owed to Owner by Customer.

17.2         If at any time Owner believes in good faith that the financial responsibility of the Customer has been impaired or is unsatisfactory, advance cash payment or other security, including letters of credit, will be given by Customer upon demand to cover the value of all anticipated storage and other fees, as well as the value of Products delivered for the account of Customer in the event that Customer has a negative inventory of its own Products.

17.3         If any insolvency, bankruptcy, receivership, or similar proceedings are initiated by or against Customer, on the day immediately before such event, any fees for services rendered or to be rendered under this Agreement and any fees required to be paid for the remaining Term of this Agreement, will become immediately due and payable and this Agreement will terminate, without prejudice to any other rights or remedies it may have under this Agreement or the law.

Section 18.            Indemnity.

18.1         Indemnity.  Each Party (the “Indemnifying Party”) shall indemnify and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) negligence or willful misconduct of it, its Affiliates and their employees, directors, officers, representatives, agents or contractors, (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, unless and to such extent that such liability results from the Indemnified Party’s negligence or willful misconduct.

18.2         No Third Party Rights.  The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.  The terms of this Agreement are enforceable only by the Parties, and no limited partner of Owner shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

18.3         Notice.  The Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (a “Third Party Claim”) and shall furnish to the Indemnifying Party the complete details within its knowledge.  Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

18.4         Claims.  The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party.  Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in such Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint.  All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

18.5         Settlement.  No Third Party Claim may be settled or compromised by the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party.  Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any proceeding if such proceeding involves an Event of Default by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

Section 19.            Construction of Agreement.

19.1         Headings.  The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

19.2         Amendment or Waiver.  This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties, and required approval by the Conflicts Committee of Owner.

19.3         Severability.  Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

19.4         Entire Agreement and Conflict with Attachments.  This Agreement (including Attachments and related Schedules) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it.  The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect.  In the case of any conflict between the body of this Agreement and any of its Attachments or Schedules, those contained in the Attachments and Schedules will govern.

Section 20.            Law.

This Agreement will be construed and governed by the laws of the State of Colorado except the choice of law rules of that State that may require the application of the laws of another jurisdiction.

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

TRANSMONTAIGNE PARTNERS L.P.		TRANSMONTAIGNE PRODUCT SERVICES INC.
By: TransMontaigne G.P. L.L.C. It’s General Partner

By:	/s/ Donald H. Anderson	By:	/s/ William S. Dickey
Name: Donald H. Anderson		Name: William S. Dickey
Title: Chief Executive Officer		Title: President and Chief Operating Officer

COASTAL FUELS MARKETING, INC.

By:	/s/ William S. Dickey
Name: William S. Dickey
Title: President and Chief Operating Officer